UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	March 27, 2007

TERABEAM, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29053	04-2751645
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

2115 O’Nel Drive, San Jose, CA	95131
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(408) 731-2700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2007, the Board of Directors of Terabeam, Inc. took the following actions, each of which was recommended by Terabeam’s Compensation Committee of the Board of Directors.

1.           Bonuses for Fiscal Year 2006.  The Board of Directors approved the award of the following cash bonus payouts for 2006 performance, as measured against previously established objectives and tenure for the following executive officers of Terabeam, Inc.:

Robert E. Fitzgerald	$105,060
Chief Executive Officer

Pankaj Manglik	$34,400
President & Chief Operating Officer

Brian J. Sereda	$11,333
Chief Financial Officer

David L. Renauld	$31,450
Vice President, Corporate Affairs & General Counsel

Mr. Fitzgerald is entitled to receive an annual performance bonus based on actual attainment of performance targets approved by the board of directors.  At target performance levels, Mr. Fitzgerald shall receive a cash bonus equal to 100% of his base salary ($309,000 at the time the bonus was approved).  The board decided that Mr. Fitzgerald’s bonus for 2006 would be based on the following components with the following weightings:  revenue (25%), operating income/loss (15%), gross margin (10%), working capital (10%), stock price (10%), net income/loss (5%), earnings per share (5%), compliance with requirements of the Sarbanes-Oxley Act of 2002 (5%), compliance with Securities and Exchange Commission filing requirements (5%), product availability (5%), and employee development (5%).  Based on those components and the board’s determination of achievement of those components, the board granted Mr. Fitzgerald a bonus of $105,060 for 2006.

Messrs. Manglik, Renauld, and Sereda also are eligible for annual performance bonuses.  At target performance levels, Messrs. Manglik and Renauld are eligible for a cash bonus equal to 50% of their base salaries ($330,000 and $185,000, respectively, at the time the bonuses were approved) and Mr. Sereda is eligible for a cash bonus of $50,000.  In awarding 2006 bonuses to these three officers, the board decided to apply Mr. Fitzgerald’s bonus criteria and percentage achievement thereof to these three officers as well.  For Messrs. Manglik and Sereda, the board pro-rated the bonus amounts that would have been paid if those two officers had been employees for the entire year 2006 for the approximately eight months each of those officers actually was a Terabeam employee in 2006.

2.           2007 Objectives.  The Board of Directors approved performance targets for fiscal year 2007 which will be used to determine the amount of cash bonus Mr. Fitzgerald will receive for 2007.  The board decided that Mr. Fitzgerald’s bonus for 2007 would be based on the following components with the following weightings:  revenue (25%), operating income/loss (25%), gross margin (10%), working capital (10%), stock price (10%), net income/loss (5%), earnings per share (5%), internal controls (5%), and product availability (5%).  These components and weightings are subject to adjustment by the board if the board determines appropriate due to changed circumstances.  As was done in determining 2006 bonuses, the board may choose to apply these components and weightings to establish bonuses for other executive officers.

3.           Base Salary Increases.  The Compensation Committee of the Board of Directors annually assesses and evaluates the performance of Terabeam’s executive officers and considers any appropriate base salary increases.  On that committee’s recommendation, the Board of Directors approved the following executive officer base salary increases beginning April 1, 2007:

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Robert E. Fitzgerald	$330,000 (increased from $309,000)
Chief Executive Officer

David L. Renauld	$194,250 (increased from $185,000)
Vice President, Corporate Affairs & General Counsel

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERABEAM, INC.

Dated: April 2, 2007	By: /s/ David L. Renauld
David L. Renauld
Vice President

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